Exhibit (a)(41)


          COMPANIES FORM NO. 429(4)
          NOTICE TO NON-ASSENTING
          SHAREHOLDERS

                                                                     429(4)

          Pursuant to section 429(4) of the Companies Act 1985
          as inserted by Schedule 12 to the Financial Services Act 1986

          To:



                                      CANCELLED



          A takeover offer was made on 10 March 1998 (the "Offer") by Lehman Brothers International (Europe) ("Lehman Brothers") and Merrill Lynch International ("Merrill Lynch") on behalf of TU Acquisitions PLC (the "Offeror") for the ordinary shares of 10p each in the share capital of The Energy Group PLC (the "Company").

          The Offeror has within four months of making the Offer acquired or contracted to acquire not less than nine-tenths in value of the shares of the class to which the Offer relates. The Offeror gives notice that it now intends to exercise its right under section 429 of the Companies Act 1985 (as amended) (the "Act") to acquire shares held by you in the Company.

          The terms of the Offer are set out and referred to in the Offer Document dated 10 March 1998 sent to holders of ordinary shares of 10p each ("Energy Group Shares") and American Depositary Shares ("Energy Group ADSs" and, together with the Energy Group Shares, "Energy Group Securities") of the Company (the "Energy Group Shareholders") by Lehman Brothers and Merrill Lynch on behalf of the Offeror and provide for the Energy Group Securities to be acquired on the following basis:

          For each Energy Group Share        840 pence in cash; and
          For each Energy Group ADS          L33.60 in cash

          and so in proportion for any other number of Energy Group Securities. Holders of Energy Group ADSs will receive any cash consideration in US dollars converted from pounds sterling on the date six weeks from the date of this notice in the manner referred to in paragraph 19(f) of the letter from Lehman Brothers and Merrill Lynch contained in the Offer Document.

          Under the Share Alternative (as defined in the Offer Document), holders of Energy Group Securities (apart from certain holders of Energy Group Securities who are residents of jurisdictions outside the United Kingdom or the US) who validly accept the Offer will be entitled to receive, instead of cash consideration for all (but not part) of their holding:

          For each Energy Group Share        0.355 New Texas Utilities
                                               Shares; and
          For each Energy Group ADS          1.420 New Texas Utilities
                                               Shares

          determined as, and subject to the limitations, referred to in paragraph 4 of the letter from Lehman Brothers and Merrill Lynch contained in the Offer Document.

          Instead of some or all of the cash consideration to which Energy Group Shareholders would otherwise be entitled under the Offer, Energy Group Shareholders who accept the Offer (apart from US citizens or residents and certain other overseas shareholders) may elect to receive Loan Notes (as defined in the Offer Document) on the following basis:

          For every L1 of cash
          consideration                      L1 nominal of Loan Notes.

          As these terms include a choice of consideration, you should within six weeks of the date of this notice inform the Offeror in writing c/o Computershare Services PLC, PO Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ or c/o The Bank of New York, 101 Barclay Street, New York, New York 10286,
          Attention: Tenders and Exchanges which of the choices you wish to accept.

          If you fail to make a choice and do not make an application to the Court (see below) the Offeror will acquire your shares on the following terms:

          For each Energy Group Share        840 pence in cash; and
          For each Energy Group ADS          L33.60 in cash.

          Holders of Energy Group ADSs will receive any cash consideration in US dollars, converted from pounds sterling in the manner described above.

          Note: You are entitled under section 430C of the Act to make an application to the Court within six weeks of the date of this notice for an order either that the Offeror shall not be entitled and bound to acquire your shares or that different terms to those of the Offer shall apply to the acquisition. If you are contemplating such action you may wish to seek legal advice.


                                                         Dated 26 June 1998

                       For and on behalf of TU Acquisitions PLC

                                       Erle Nye
                             Chairman and Chief Executive

          Any communications regarding this notice should be addressed to Computershare Services PLC, PO Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ (telephone number: 0117 937
          0647) or The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: Tenders and Exchanges (telephone number
          (888) 460 7637).